ARTICLES OF MERGER
                                       OF
                      EGAN SYSTEMS, INC. (Delaware Parent)
                                      INTO
                 GOLDTECH MINING CORPORATION (Nevada Subsidiary)

         The undersigned corporations, pursuant to the provisions of the Delaware Statutes hereby execute the following Articles of Merger:

         FIRST: The name of the surviving corporation is GOLDTECH MINING CORPORATION. (the "Nevada Company"), and the place of its incorporation is the State of Nevada. The name and place of incorporation of the corporation being merged into the surviving corporation is EGAN SYSTEMS, INC. (the "Delaware Company"), incorporated in the State of Delaware, the laws of which permit this merger. The principal place of business of the Nevada Company is 4904 Waters Edge Drive, Suite 160, Raleigh, NC 27606 and the registered office is 1161 Ambassador Drive, Reno, NV 89523 and the Delaware company is 4904 Waters Edge Edge Drive, Suite 180, Raleigh, NC 27686 and the registered office is United Corporate Services, 15 East North St., Dover, DE 19901.

         SECOND: A plan of merger was adopted by the board of directors of each corporation that is a party to this merger.

         THIRD: The plan of merger was approved by the stockholder of the Nevada Company by unanimous consent.

         FOURTH: The plan of merger was submitted to the stockholders of the Delaware Company. The designation, number of shares outstanding and entitled to vote and undisputed votes for the plan by the stockholders of each class of shares of GOLDTECH MINING CORPORATION (the Delaware Company) entitled to vote on the plan is as follows:


Class             Number of Outstanding Shares       Undisputed Votes           Percentage Voting
                                                     for the Plan               for the Plan
                                                     -----------------          ------------------

Common            29,971,652                           16,150,066                53.88%


         The number of votes cast for the plan by the owners of each class was sufficient for approval by the owners of that class.

         FIFTH: The plan of merger has been adapted, approved, certified, executed and acknowledged by each of the constiuent corporations in accordance with the laws under which it is formed and, in the case of the Delaware corporation, in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

         SIXTH:The Articles of Incorporation of the Nevada Company were not amended.

         SEVENTH:The complete executed plan of merger is hereinafter set forth in its entirety:

                  A. The corporations proposing to merge are EGAN SYSTEMS, INC. (the "Delaware Company" or "Parent"), a Delaware corporation and GOLDTECH MINING CORPORATION (the "Nevada Company" or "Subsidiary"), a Nevada corporation. The Delaware Company, or Parent, is the sole shareholder of the Nevada Company. The Nevada Company shall be the surviving corporation of the merger.

         B. Upon approval of this plan of merger by the shareholders of both the Nevada Company and the Delaware Company, Articles of Merger shall be filed with the Secretaries of State of Nevada and Delaware. Upon receipt and filing of said Articles of Merger and the issuance of Certificates of Merger by said states, the separate existence of the Parent shall cease; and Subsidiary, the Nevada Company, shall succeed to all the rights and property of the Delaware Company and shall be subject to all the debts and liabilities of the Delaware Company.

         C. All shares of the Delaware Company shall be entitled to be exchanged for shares of the Nevada Company at the rate of one Nevada Company common share for each one hundred common shares of the Delaware Company. No fractional shares of the Nevada Company stock will be issued pursuant to this plan of merger. Instead any fractional share otherwise issuable shall be rounded up or down to the nearest whole number of shares. All shares of the Nevada Company stock outstanding prior to the merger shall be canceled.

         D. The Articles of Incorporation of the surviving corporation shall be the Articles of Incorporation of the Nevada Company immediately prior to the effective date of the merger without amendment or change.

         E. A copy of the Articles of Merger are and shall remain on file at the office of the surviving corporation, Goldtech Mining Corporation, 4904 Waters Edge Drive, Suite 160, Raleigh, North Carolina 89523.

         F. Service of Process following the Merger can be made on Mr. Ralph Jordan, Goldtech Mining Corporation, 4904 Waters Edge Drive, Suite 160, Raleigh, North Carolina 89523.

         EIGHTH:All corporations party to this merger have complied with laws of their respective jurisdiction of incorporation concerning this merger.

         NINTH:These Articles may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument

                               EGAN SYSTEMS, INC.
                               (The DelawareCompany)



                               By: Ralph Jordan
                               Title: President and Secretary




State of North Carolina            ss.
                                   ss.
County of Wake                     ss.

         On November 6, 2003 personally appeared before me, a Notary Public Ralph Jordan, acknowledged that he executed the above instrument as President and Secretary of EGAN SYSTEMS, INC., the Delaware Company.



                                             Signature of Notary
                                             Printed Name:
                                             Commission Expires:

                                        GOLDTECH MINING CORPORATION
                                        (The Nevada Company)



                                        By: Ralph Jordan
                                        Title: President and Secretary




State of North Carolina                     ss.
                                            ss.
County of Wake                              ss.

         On November 6, 2003 personally appeared before me, a Notary Public Ralph Jordan, acknowledged that he executed the above instrument as President and Secretary of GOLDTECH MINING CORPORATION., the Nevada Company.



                                               Signature of Notary
                                               Printed Name:
                                               Commission Expires: